Exhibit 99.1

FOR IMMEDIATE

RELEASE

Burlington Stores, Inc. Announces Closing of Secondary Offering

BURLINGTON, New Jersey; May 6, 2014—Burlington Stores, Inc. (NYSE: BURL) (the “Company”) announced today the closing of its public secondary offering of 12,000,000 shares of its common stock by certain of the Company’s stockholders at a price to the public of $25.75 per share (the “Offering”). In connection with the Offering, the selling stockholders have granted the underwriters a 30-day option to purchase up to 1,800,000 additional shares. All of the shares in the Offering are being offered by selling stockholders. The Company will not receive any of the proceeds from the Offering.

J.P. Morgan, Morgan Stanley, BofA Merrill Lynch, Goldman, Sachs & Co., and Wells Fargo Securities are acting as joint book-running managers for the Offering. BMO Capital Markets, Cowen and Company, Guggenheim Securities, SunTrust Robinson Humphrey, Telsey Advisory Group and Ramirez & Co., Inc. are serving as co-managers for the Offering.

The registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. The offering of these securities is being made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus relating to this Offering, when available, may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (866) 803-9204, Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attn: Prospectus Department, by phone at (866) 718-1649 or by emailing prospectus@morganstanley.com or BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attention: Prospectus Department or by emailing dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Offering. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission.

Investor Relations Contact:

Robert L. LaPenta, Jr.

855-973-8445

Info@BurlingtonInvestors.com

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